PROSPECTUS and	PRICING SUPPLEMENT NO. 31
PROSPECTUS SUPPLEMENT, each	Dated December 10, 2013
Dated April 21, 2011, as supplemented	Registration Statement No. 333-173672
by Supplement No. 1 dated April 3, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $2,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 Floating-Rate Senior Notes Due December 10, 2015

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESG5 / US24422ESG51

Date of Issue:	December 13, 2013

Maturity Date:	December 10, 2015

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
	(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 12 bps

Initial Interest Determination Date:	December 11, 2013

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 10th (or next Business Day) of March, June, September and December commencing March 10, 2014

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 10th (or next Business Day) of March, June, September and December commencing March 10, 2014

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from December 13, 2013

Plan of Distribution:
	Name	Principal Amount Of Notes
	Citigroup Global Markets Inc.	$150,000,000
	Goldman, Sachs & Co.	150,000,000
	Mitsubishi UFJ Securities (USA), Inc.	150,000,000
	BBVA Securities Inc.	16,667,000
	Morgan Stanley & Co. LLC	16,667,000
	US Bancorp Investments, Inc.	16,666,000
	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from December 13, 2013 if settlement occurs after that date.